EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HEARTLAND FINANCIAL USA, INC.

The undersigned hereby certifies that at a meeting of the stockholders of Heartland Financial USA, Inc., a Delaware corporation (the “Company”), duly called and held on May 22, 2019, the amendment to the Company’s certificate of incorporation set forth below was duly adopted in accordance with the provisions of section 242 of the Delaware General Corporation Law, and that such amendment has not been subsequently modified or rescinded:

RESOLVED, that the first paragraph of Article IV of the certificate of incorporation of Heartland Financial USA, Inc., was amended and restated to provide as follows:

“Article IV

AUTHORIZED STOCK

The total number of shares of stock which the corporation shall authority to issue is 60,000,000 shares of Common Stock, par value of $1.00 per share, and 200,000 shares of Preferred Stock, par value of $1.00 per share."

IN WITNESS WHEREOF, I have executed this certificate this 23rd day of May, 2019

/s/ Angela W. Kelley
Angela W. Kelley Senior Vice President and Corporate Secretary